Exhibit (a)(5)(C)

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE, DATED OCTOBER 29, 2002, AND THE RELATED LETTER OF TRANSMITTAL, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO. THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF OFFERS TO SELL SHARES WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF KEYNOTE BY GOLDMAN, SACHS & CO., THE DEALER MANAGER FOR THE OFFER, OR BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF THAT JURISDICTION.

KEYNOTE SYSTEMS, INC.

Notice of Offer to Purchase for Cash

10,000,000 Shares of Its Common Stock
(Including the Associated Preferred Stock Purchase Rights)
At a Purchase Price Not Greater Than $8.00
Nor Less Than $7.00 Per Share

Keynote Systems, Inc., a Delaware corporation (“Keynote”), is offering to purchase for cash 10,000,000 shares of its common stock, $0.001 par value per share (including the associated preferred stock purchase rights, the “Shares”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 29, 2002 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON TUESDAY, NOVEMBER 26, 2002, UNLESS THE OFFER IS EXTENDED.

KEYNOTE’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER KEYNOTE NOR KEYNOTE’S BOARD OF DIRECTORS NOR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO KEYNOTE’S STOCKHOLDERS AS TO WHETHER THEY SHOULD OR SHOULD NOT TENDER THEIR SHARES OR AS TO THE PURCHASE PRICE OR PRICES AT WHICH THEY MAY CHOOSE TO TENDER THEIR SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PRICES AT WHICH TO TENDER THEIR SHARES. KEYNOTE’S DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED KEYNOTE THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE OFFER; HOWEVER, AFFILIATES OF KEYNOTE’S DIRECTORS, INCLUDING VERISIGN, INC., MAY ELECT TO TENDER SOME OR ALL OF THEIR SHARES IN THE OFFER.

On the terms and subject to the conditions of the Offer, Keynote will determine the single per Share price, not greater than $8.00 nor less than $7.00 per Share, net to the seller in cash, without interest, that it will pay for Shares properly tendered and not properly withdrawn in the Offer, taking into account the total number of Shares so tendered and the prices specified by all stockholders tendering Shares. Keynote will select the lowest purchase price (the “Purchase Price”) that will allow it to purchase 10,000,000 Shares, or such lesser number of Shares as are properly tendered and not properly withdrawn. Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, on the terms and subject to the conditions of the Offer, including the proration provisions.

Under no circumstances will Keynote pay interest on the Purchase Price, regardless of any delay in making such payment. The term “expiration date” means 12:00 midnight, Eastern Time, on Tuesday, November 26, 2002, unless and until Keynote, in its sole discretion, extends the period of time during which the Offer will remain open, in which event the term expiration date shall mean the latest time and date at which the Offer, as so extended by Keynote, shall expire. Keynote reserves the right, in its sole discretion, to purchase more than 10,000,000 Shares in the Offer, subject to applicable law. For purposes of the Offer, Keynote will be deemed to have accepted for payment and therefore purchased Shares that are properly tendered at or below the Purchase Price and not properly withdrawn, subject to the proration provisions of the Offer, only when, as and if Keynote gives oral or written notice to American Stock Transfer & Trust Company, the Depositary of the Offer, of its acceptance of the Shares for payment under the Offer. Payment for Shares tendered and accepted for payment under the Offer will be made only after timely receipt by the Depositary of certificates for such Shares or a timely confirmation of the book-entry transfer of such Shares into the Depositary’s account at the “book-entry transfer facility” (as defined in the Offer to Purchase), a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof, or an “agent’s message” (as defined in the Offer to Purchase) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Upon the terms and subject to the conditions of the Offer, if more than 10,000,000 Shares, or such greater number of Shares as Keynote may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the Purchase Price and are not properly withdrawn before the expiration date, Keynote will purchase such properly tendered Shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares. If proration of tendered Shares is required, Keynote will determine the proration factor promptly after the expiration date. Proration for each stockholder tendering Shares will be based on the ratio that the number of Shares properly tendered and not properly withdrawn by such stockholder bears to the total number of Shares properly tendered and not properly withdrawn by all stockholders at or below the Purchase Price. The preliminary results of any proration will be announced by press release promptly after the expiration date. Stockholders may obtain preliminary proration information from the Information Agent or the Dealer Manager and may be able to obtain such information from their brokers.

Keynote expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and delay its acceptance for payment of and payment for any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the right of a tendering stockholder to withdraw such stockholder’s Shares.

Keynote is making the Offer because its Board believes that investing in Keynote’s own stock would be an efficient means of providing value to its stockholders. The Board determined that Keynote’s cash resources are sufficient to both finance the Offer and meet Keynote’s anticipated requirements for future operations. Further, Keynote’s Board believes that the Offer is a prudent use of Keynote’s financial resources. The Offer permits tendering stockholders to have their Shares repurchased at a premium ranging from approximately 2% to 17% over the closing price per share of Keynote’s common stock of $6.84 on October 25, 2002, the last full trading day before the date of the public announcement of the Offer. In addition, stockholders who elect not to tender their Shares may increase their relative percentage ownership in Keynote following the Offer. Please see Section 2 of the Offer to Purchase for further discussion of the purpose of the Offer.

Tenders of Shares under the Offer are irrevocable, except that tendered Shares may be withdrawn at any time before the expiration date and, unless previously accepted for payment by Keynote under the Offer, may also be withdrawn at any time after 12:00 midnight, Eastern Time, on Thursday, December 26, 2002. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address listed on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by an “eligible guarantor institution” (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an eligible guarantor institution. If Shares have been tendered under the procedure for book-entry transfer described in Section 3 of the Offer to Purchase, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and must otherwise comply with such book-entry transfer facility’s procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Keynote, in its sole discretion, and such determination will be final and binding.

Keynote, American Stock Transfer & Trust Company, as the Depositary, Georgeson Shareholder Communications Inc., as the Information Agent, Goldman, Sachs & Co., as the Dealer Manager, and any other person are not under any duty to give notification of any defects or irregularities in any notice of withdrawal and will not incur any liability for failure to give any such notification.

The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and the related Letter of Transmittal are being mailed promptly to record holders of Shares whose names appear on Keynote’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION WITH RESPECT TO THE OFFER IS MADE. Additional copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent at the address and telephone number set forth below and will be furnished promptly at Keynote’s expense.

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address listed below. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or nominees for assistance concerning the Offer. To confirm delivery of Shares, stockholders are directed to contact American Stock Transfer & Trust Company, the Depositary.

The Information Agent for the Offer is:

GEORGESON SHAREHOLDER COMMUNICATIONS INC.
17 State Street, 10th Floor
New York, New York 10004
Banks and Brokerage Firms Please Call: (212) 440-9800
All Others Call Toll Free: (866) 835-3023

The Dealer Manager for the Offer is:

GOLDMAN, SACHS & CO.
85 Broad Street
New York, New York 10004
(212) 902-1000 (Call Collect)
(800) 323-5678 (Call Toll Free)

October 29, 2002

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